UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2018

Synthorx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-38756 (Commission File Number)	46-4709185 (IRS Employer Identification No.)

11099 N. Torrey Pines Road, Suite 190 La Jolla, California (Address of Principal Executive Offices)	92037 (Zip Code)

Registrant’s telephone number, including area code: (858) 750-4700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 19, 2018, the Board of Directors (the “Board”) of Synthorx, Inc. (the “Company”) appointed Andrew Powell as a Class II director of the Company, with a term of office expiring at the 2020 annual meeting of stockholders. There are no arrangements or understandings between Mr. Powell and any other person pursuant to which he was selected as a director. In addition, there are no transactions in which Mr. Powell has an interest that would require disclosure under Item 404(a) of Regulation S-K.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”), Mr. Powell (i) will receive an annual cash retainer of $35,000 for service on the Board, and (ii) was granted on the date of his appointment an option to purchase 27,015 shares of the Company’s common stock (based on a Black-Scholes option value of $240,350), which vests monthly over a three year period and will vest in full in the event of a change in control (as defined in the Company’s equity incentive plan). Mr. Powell has also entered into the Company’s standard form of Indemnification Agreement.

Concurrently with his appointment to the Board, Mr. Powell was also appointed to serve as the chairperson of the Compensation Committee of the Board (the “Compensation Committee”). Pursuant to the Compensation Policy, Mr. Powell will receive an additional annual cash retainer of $10,000 for his service in such capacity as chairperson of the Compensation Committee. Vickie Capps and Peter Thompson, M.D., will continue as members of the Compensation Committee.

On December 19, 2018, the Board appointed Pratik Shah, Ph.D., a current member of the Board, to serve as Chairman of the Board. Jay Lichter, Ph.D., who served as Chairman prior to Dr. Shah’s appointment, will continue to serve as a member of the Board.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Synthorx, Inc.
Date: December 20, 2018	/s/ Laura Shawver, Ph.D.
Laura Shawver, Ph.D.
President and Chief Executive Officer